Exhibit 10.1

ROBERT KOHN

RDKOHN@BELLSOUTH.NET

954-509-9830

Thursday, August 14, 2008

Submitted by email and fax

Subject:  RESIGNATION LETTER

Dear Mr. Voss

At this time I tender my resignation as interim chief financial officer and as a member of the Board of Directors of Global Realty Development Corp. effective August 15, 2008.

On February 5, 2008 I agreed to become the interim chief financial officer to complete the filing of the 10K and first quarter 10Q.  I have completed both those tasks and have remained to help with other corporate matters.

With the Company’s decision in December, 2007 to terminate the entertainment entities, sell off the real estate assets and focus on pachinko parlors acquisitions, I have believed it is in the best interest of the Company to hire a Japanese CFO to deal with the issues of the Company’s contemplated acquisitions of pachinko parlors.   Further, with your role as CEO and being located in Australia, it would be much more effective for Global to have a CFO in your time zone in Australia or in Japan.

It has become imperative that I devote full time to following other opportunities in my life at this time.  I wish you well and success.

Sincerely,

Robert Kohn

Robert Kohn